Exhibit 99.2

Datawatch Elects Colin Mahony to Board of Directors

Hewlett Packard Enterprise Executive has Wealth of Big Data Experience

Bedford, Mass.—July 19, 2017—Datawatch Corporation (NASDAQ-CM: DWCH), a leading global provider of self-service data preparation and fast analytics solutions, today announced that Colin Mahony has been appointed to the Board of Directors effective immediately. His appointment expands the board to nine members.

Mr. Mahony, a recognized expert in Big Data, is Senior Vice President and General Manager of the Hewlett Packard Enterprise (HPE) Big Data Platform business group, which focuses on helping organizations of all sizes leverage their data to improve business outcomes. He joined HPE through its acquisition of Vertica, where his technical knowledge and market intelligence helped guide the company’s customer relationships and strategic partnerships to achieve significant growth. Prior to joining Vertica, he held leadership roles at two venture capital firms, focused on investments in enterprise software, telecommunications and digital media, first at Lazard Technology Partners and later at Bessemer Venture Partners. Mr. Mahony also served as a Senior Industry Analyst at Yankee Group, where he helped build the firm’s ERP and Internet Computing Strategies practice. He holds a B.S. degree in Economics with a minor in Computer Science from Georgetown University and an M.B.A. degree from the Harvard Business School. He is an active volunteer with Big Brothers Big Sisters of Massachusetts Bay and the Joey Fund for Cystic Fibrosis as well as a mentor and board member of Year Up Boston.

Richard de J. Osborne, Chairman of the Board of Directors of Datawatch, said, “We are very pleased to add Colin to our board of directors. He brings a wealth of industry expertise, technology acumen and understanding of the markets in which we compete, from a customer, partner and analyst perspective. We are confident that his insights about our product and business strategy will contribute significantly to our effectiveness in capitalizing on the opportunities we see for self-service analytics in the market today.”

Mr. Mahony added, “I’ve been familiar with Datawatch’s technology for many years, and the opportunity to contribute to the company’s continued development and success is an exciting one for me. I look forward to working closely with the board and management to further Datawatch’s growth within the evolving self-service data preparation and analytics marketplace.”

About Datawatch Corporation

Datawatch Corporation (NASDAQ-CM: DWCH) enables ordinary users to deliver extraordinary results with all their data.  Only Datawatch can unlock data from the widest variety of sources and prepare it for use with visualization tools or other business processes.  When real-time visibility to rapidly changing data is critical, Datawatch enables you to visualize streaming data for the most demanding business environments such as capital markets. Organizations of all sizes in more than 100 countries worldwide use Datawatch products including 93 of the Fortune 100. Datawatch is headquartered in Bedford, Massachusetts with offices in New York, London, Frankfurt, Stockholm, Singapore, and Manila.  To learn more about Datawatch or download a free version of its enterprise software, please visit: www.datawatch.com.

Exhibit 99.2

Investor Contact:
Datawatch Investor Relations
investor@datawatch.com
Phone: (978) 441-2200 ext. 8323

Media Contact:

Frank Moreno

Datawatch Corporation

Frank_Moreno@datawatch.com

Phone: (978) 441-2200 ext. 8322

Twitter: @datawatch

© 2017 Datawatch Corporation. Datawatch and the Datawatch logo are trademarks or registered trademarks of Datawatch Corporation in the United States and/or other countries. All other names are trademarks or registered trademarks of their respective companies.